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                                                                    Exhibit 23.3

              CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the reference to our firm under the captions "Sun Summary Selected Consolidated Financial Data" and "Experts" in Amendment No. 1 to the Registration Statement (Form S-4) of Sun Microsystems, Inc. for the registration of shares of its common stock and to the incorporation by reference therein of our reports dated July 19, 2000, with respect to the consolidated financial statements of Sun Microsystems, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended June 30, 2000 and the related financial statement schedule included therein, filed with the Securities Exchange Commission.


                                                           /s/ Ernst & Young LLP

Palo Alto, California
October 30, 2000